65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE:	CONTACT:
Douglas J. Swirsky
Chief Financial Officer
(240) 632-5510
dswirsky@genvec.com

GENVEC REPORTS FOURTH QUARTER AND
2007 YEAR-END FINANCIAL RESULTS

GAITHERSBURG, MD - March 13, 2008 - Today GenVec, Inc. (Nasdaq:GNVC) announced financial results for the fourth quarter and year ended December 31, 2007. For the year ended December 31, 2007, the Company reported a net loss of $18.7 million, or $0.25 per share, compared with a net loss of $19.3 million, or $0.30 per share for the year ended December 31, 2006. GenVec ended the year with $23.7 million in cash and total investments.

“During the past twelve months GenVec reported encouraging preliminary results from the PACT trial in pancreatic cancer, clarification from the FDA on the regulatory pathway for TNFerade™, and expansion of our vaccine programs through additional contracts. This positions us well to reach key milestones this year, including the analysis of additional data from our pivotal trial of TNFerade, which is anticipated to occur in the fourth quarter. We also expect to see additional progress from our vaccine collaborations,” stated Paul H. Fischer, Ph.D., GenVec’s President and CEO.

2007 and Recent Corporate Highlights

TNFERADE™

•
We reached an understanding with the U.S. Food and Drug Administration (FDA) to utilize overall survival as the primary endpoint for the Company’s pivotal trial of TNFerade in locally advanced pancreatic cancer (the PACT study). Two additional interim analyses of overall survival will be performed.

•
Encouraging early results from a Phase II study with TNFerade in patients with locally advanced rectal cancer were presented at the Annual Meeting of the American Society for Therapeutic Radiology and Oncology.

•	We entered into a manufacturing development agreement with Cobra Biomanufacturing Plc for the technology transfer, scale-up, and validation of the manufacturing process for TNFerade.

•	Encouraging, preliminary safety and efficacy data from an interim analysis of the PACT study were presented at the annual meeting of the American Society for Clinical Oncology.

•
Two Phase I/II studies in head and neck cancer were initiated at the University of Chicago to explore the use of TNFerade as a second-line treatment for unresectable, recurrent tumors, and as a first-line treatment for elderly or frail patients.

•
We also reached agreement with the FDA to proceed with endoscopic ultrasound administration (EUS) of TNFerade as an additional option to percutaneous injection (PTA) for patients participating in the PACT study.

•
Our intellectual property position was strengthened with the issuance of a U.S. patent covering a method of using TNFerade in combination with radiation to treat solid tumor or soft tissue sarcoma. An additional U.S. patent was issued covering methods used to produce our adenovectors in our proprietary cell line.

VACCINE PROGRAMS

•
We signed a three-year contract with the Department of Homeland Security (DHS) to support the development and manufacture of novel adenovector-based vaccines against foot-and-mouth disease (FMD). The first annual renewal option of this contract has already been exercised bringing the total potential value of the contract to $17.4 million. The ultimate goal of the program is to gain approval of a vaccine against FMD.

•
The National Institute of Allergy and Infectious Disease (NIAID), part of the National Institutes of Health (NIH), executed its first option period (year two) under a previously announced five-year, $52.0 million contract with GenVec for the development of HIV vaccines. GenVec will receive up to $5.1 million for the second year of activities under the contract.

•
Encouraging data from our malaria vaccine program were reported in multiple presentations by scientists representing GenVec and its collaborators at the Malaria Vaccines for the World conference at the Royal Society of Medicine in London.

•	We signed a Cooperative Research and Development Agreement (CRADA) with the NIAID to develop adenovector-based vaccines for the prevention and treatment of respiratory syncytial virus (RSV).

•
We entered into a CRADA with the U.S. Military Malaria Vaccine Program at the Walter Reed Army Institute of Research (WRAIR) and the Naval Medical Research Center (NMRC) for the development and pre-clinical testing of a malaria vaccine candidate against Plasmodium vivax.

•
The Vaccine Research Center (VRC) of the NIAID executed its sixth option period (year seven) under its multi-year collaboration with GenVec to develop novel adenovector-based vaccines. The extension provided up to $1.9 million to GenVec to support continued development of next-generation vaccines for HIV and influenza.

•
Our Collaborative Research, Development and Supply Agreement with the PATH Malaria Vaccine Initiative was amended and extended to provide additional funding to continue advancing a new multivalent malaria vaccine candidate against Plasmodium falciparum towards clinical evaluation.

OTHER PROGRAMS

•
We received a sub-award under a grant from the National Institute on Deafness and Other Communication Disorders (NIDCD), of the NIH, to develop a gene-based drug therapy to treat severe balance disorders.

•
Pre-clinical research on the ability of the Company’s Ad35 vector to induce and sustain protein production in the eye was presented at the annual meeting of the Association for Research in Vision and Ophthalmology (ARVO).

•
Pre-clinical research was published demonstrating that delivery of the atonal gene utilizing our adenovector technology can re-establish sensory cells and inner ear function to restore balance function in mice.

CORPORATE

•	We enhanced our Board of Directors with the appointment of experienced industry veterans, Marc R. Schneebaum and Kevin M. Rooney.

•	Our common stock was added to the NASDAQ Biotechnology and Russell 3000 indices.

2007 Financial Results

Revenues for 2007 were $14.0 million, down 26 percent from $18.9 million in 2006 primarily as a result of the successful completion of the one-time production of clinical-grade HIV vaccine supplies for a planned Phase IIb proof-of-concept trial to be conducted by the VRC. The decrease is also due, to a lesser extent, to the expiration of funding of our collaboration with FUSO Pharmaceutical Industries of Japan, effective December 31, 2006, for the development of targeted cancer therapies. These decreases were partially offset by revenue earned under our 3-year contract signed in January 2007 with the DHS. To a lesser degree, revenue declines were also partially offset by the additional funding the Company received and recognized under its amended and extended Collaborative Research, Development, and Supply Agreement with the PATH Malaria Vaccine Initiative.

Operating expenses for 2007 decreased 10 percent to $35.4 million from $39.2 million in 2006. Research and development expenses decreased 12% from $29.6 million in 2006 to $26.0 million in 2007. The decrease is primarily due to lower pass-through costs under our NIH funded HIV vaccine development contract. The decrease was partially offset by higher costs related to the continuing clinical evaluation of TNFerade in our pivotal trial for the treatment of locally advanced pancreatic cancer and increased personnel costs which includes an increase of approximately $593,000 of stock-based compensation expense in 2007 as compared to the prior year. General and administrative expenses decreased 3 percent to $9.3 million from $9.6 million in the prior year primarily due to decreased professional fees, facilities and depreciation costs, partially offset by higher administrative personnel costs, and an increase of approximately $251,000 of stock-based compensation expense in 2007 as compared to the prior year.

Fourth Quarter 2007 Results

For the fourth quarter ended December 31, 2007, GenVec reported a net loss of $4.4 million, or $0.06 per share, compared with a net loss of $5.8 million, or $0.09 per share, for the comparable prior year period. The Company reported revenues of $3.7 million in the fourth quarter of 2007 compared to $3.5 million for the same period in 2006. This increase was primarily due to revenue earned under our 3-year contract signed in January 2007 with the DHS, offset by reduced efforts under our HIV vaccine development program. Research and development expenses of $6.8 million in the fourth quarter of 2007 are comparable to the fourth quarter of 2006. General and administrative expenses in the fourth quarter of 2007 increased 6 percent to $2.4 million from $2.3 million in the comparable period in 2006 primarily due to higher performance-based compensation costs and professional fees partially offset by reduced recruitment expenses.

2008 Guidance

“We anticipate revenues for 2008 will be between $18.0 million and $20.0 million, based on existing contracts and collaborations,” commented Douglas J. Swirsky, GenVec’s Chief Financial Officer. “Going forward, we are projecting our cash burn to be between $16.0 million and $20.0 million for the year to accommodate accelerating enrollment in the PACT study and expenditures under our contract with Cobra Biomanufacturing Plc.”

Conference Call and Webcast

GenVec will host its quarterly conference call tomorrow, March 14, 2008 at 10:00 a.m. EST. To listen to the live conference call, please dial 888.679.8033 (U.S. or Canada) or 617.213.4846 (international) and use access code 75946056. Participants may pre-register for the call anytime at: https://www.theconferencingservice.com/prereg/key.process?key=PP9JYTUK8. Pre-registrants will be issued a PIN number to use when dialing into the live call, which will provide quick access to the conference. An audio replay of the conference call will be available starting at 12:00 p.m. on March 14, 2008 through March 21, 2008. To listen to the audio replay, dial 888.286.8010 (U.S. or Canada) or 617.801.6888 (international) and use access code 89348800.

A live webcast of the conference call will be available in listen only mode on the Company’s web site at www.genvec.com and archived for 30 days. To access the webcast or the replay, visit GenVec’s “Investor Relations” link, and click on the “Webcasts & Data” link.

About GenVec
GenVec, Inc. is a biopharmaceutical company developing novel therapeutic drugs and vaccines. GenVec’s lead product, TNFerade™, is currently in a pivotal clinical study (PACT) in locally advanced pancreatic cancer. Additional clinical trials are in progress in rectal cancer, head and neck cancer, and melanoma. GenVec also uses its proprietary adenovector technology to develop vaccines for infectious diseases including HIV, malaria, foot-and-mouth disease, respiratory syncytial virus (RSV), and influenza. Additional information about GenVec is available at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to certain of our product candidates being in early stages of development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

(Tables to follow)

GenVec, Inc.
Condensed Statements of Operations

(in thousands, except per share data)
	Quarter Ended		Year Ended
	12/31/07	12/31/06	12/31/07	12/31/06
	(unaudited)
Revenue	$3,658	$3,499	$14,047	$18,923
Operating expenses:
Research and development	6,806	6,772	26,030	29,569
General and administrative	2,403	2,270	9,349	9,604
Loss on disposal of assets	--	--	5	--
Total operating expenses	9,209	9,042	35,384	39,173
Operating loss	(5,551)	(5,543)	(21,337)	(20,250)
Interest income	335	285	1,520	1,227
Interest expense	278	(562)	262	(249)
Other	503	--	847	--
Net loss	(4,435)	$(5,820)	$(18,708)	$(19,272)
Basic and diluted net loss per share	$(0.06)	$(0.09)	$(0.25)	$(0.30)
Shares used in computation of basic and diluted net loss per share	75,618	64,936	74,132	64,038

GenVec, Inc. Selected Balance Sheet Information
(in thousands)
	As of December 31,
	2007	2006
Cash and investments	$23,660	$34,373
Working capital	17,478	29,880
Total assets	28,348	40,168
Stockholders’ equity	18,110	30,791

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